Exhibit 99.1

Press Contacts:	Investor Contact:
Todd Evans	Joanne Keates
Media relations	Director of Investor Relations
MSC.Software	MSC.Software
(714) 445-3066	(714) 444-8551
todd.evans@mscsoftware.com	joanne.keates@mscsoftware.com

MSC.Software Announces Pricing of Convertible Notes

SANTA ANA, CA —April 29, 2003 - MSC.Software Corp. (NYSE: MNS) today announced that it has priced a private offering of $85,000,000 of 2.50% Senior Subordinated Convertible Notes due 2008.  The notes are convertible into MSC.Software common stock at a conversion ratio of 117.4398 shares per $1,000 principal amount of notes.  This represents a 30.0% premium based on the closing price of $6.55 for the common stock on April 29, 2003.

MSC.Software may redeem the notes, in whole or in part, on or after May 5, 2006, under certain conditions.  The company has also granted the initial purchaser of the notes an option to purchase up to an additional $15 million principal amount of notes.

The offering has been made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. MSC.Software intends to use the net proceeds of the offering to repay borrowings outstanding under its credit facilities and certain other indebtedness.  In addition, MSC.Software will use approximately $10 million of the net proceeds to collateralize the scheduled interest payments on the notes.

Neither the convertible notes nor the shares issuable upon conversion have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

This press release contains “forward-looking statements” within the meaning of the federal securities law.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company’s future results is included under the caption “Risk Factors” in Item 1 of the company’s annual report on Form 10-K for the year ended December 31, 2002.

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